EXHIBIT 5.1
OPINION OF MORRISON & FOERSTER LLP

February 25, 2005

Essex Property Trust, Inc.
925 East Meadow Drive
Palo Alto, CA 94303

Essex Portfolio, L.P.
925 East Meadow Drive
Palo Alto, CA 94303

Re: Series Z and Series Z-1 Incentive Units

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 200,000 Series Z Incentive Units and 400,000 Series Z-1 Incentive Units, which are convertible into an aggregate of up to 600,000 common units (“Common Units”) of limited partnership (such Series Z and Series Z-1 Incentive Units and Common Units are collectively referred to herein as the “Units”) in Essex Portfolio, L.P., a California limited partnership (the “Partnership”). Such 600,000 Common Units are exchangeable for an aggregate of 600,000 shares (the “Shares”).

As your counsel in connection with the Registration Statement, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., as amended to date (the “Partnership Agreement”). We have also examined the proceedings taken by you in connection with the authorization of the issuance of the Series Z and Z-1 Incentive Units, the Common Units and the Shares, and such documents as we have deemed necessary to render this opinion.

Based upon and subject to the foregoing, it is our opinion that (i) upon the issuance and delivery of the Units in accordance with the Partnership Agreement, the Units will be duly authorized and validly issued, (ii) upon the issuance of Common Units upon conversion of Series Z and Series Z-1 Incentive Units, such Common Units will be duly authorized and validly issued, and (iii) upon the exchange of Common Units into Shares, such Shares will be duly authorized and validly issued.

We consent to the use of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

                            /s/ MORRISON & FOERSTER LLP
                            Morrison & Foerster LLP